Exhibit 5.1

[Irell & Manella LLP Letterhead]

May 26, 2006

CPI International, Inc.
811 Hansen Way
Palo Alto, California 94303

Ladies and Gentlemen:

We have acted as counsel to CPI International, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission in connection with the registration of 904,441 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon exercise of options granted pursuant to the Company’s 2000 Stock Option Plan, as amended (the “2000 Stock Option Plan”), 1,989,757 shares of Common Stock issuable upon exercise of options granted pursuant to the Company’s 2004 Stock Incentive Plan, as amended (the “2004 Stock Option Plan”), and 760,000 shares of Common Stock issuable pursuant to the Company’s 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan,” and collectively with the 2000 Stock Option Plan and the 2004 Stock Option Plan, the “Option Plans”). As such counsel, we have examined the Option Plans and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is our opinion that the shares of Common Stock being registered pursuant to the Registration Statement, when sold and issued in the manner referred to in the Registration Statement and the Option Plans will legally be issued, fully paid, and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We are opining herein as to the effect on the subject transactions only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock. This opinion is furnished to you in connection with the above-described shares, is solely for your benefit, and may not be relied upon by, nor may copies be delivered to, any other person or entity without our prior written consent.

Very truly yours,

/s/ Irell & Manella LLP

IRELL & MANELLA LLP